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                              [Dechert Letterhead]






April 13, 2004


VIA EDGAR

ING Variable Products Trust
7337 E. Doubletree Ranch Road
Scottsdale, AZ 85258

Re:     ING Variable Products Trust
    (File Nos. 033-73140 and 811-8220)

Dear Ladies and Gentlemen:

We hereby consent to all references to our firm in Post-Effective Amendment
No. 25 to the Registration Statement of ING Variable Products Trust. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,


/s/ Dechert LLP

Dechert LLP